Exhibit 99.1

East West Bancorp, Inc. 135 N. Los Robles Ave., 7th Fl. Pasadena, CA 91101 Tel. 626.768.6800 Fax 626.817.8838

NEWS RELEASE

FOR FURTHER INFORMATION AT THE COMPANY:

Irene Oh

Chief Financial Officer

(626) 768-6360

EAST WEST BANCORP CLOSES METROCORP BANCSHARES ACQUISITION

Pasadena, CA – January 17, 2014 – East West Bancorp, Inc. (“East West”) (Nasdaq: EWBC), parent company of East West Bank, completed the acquisition of MetroCorp Bancshares, Inc. (“MetroCorp”) (Nasdaq: MCBI), parent of MetroBank, N.A. and Metro United Bank, as of the close of business today.

MetroCorp operates 18 branches under its two subsidiary banks, MetroBank and Metro United Bank. MetroBank operates 12 branches in Houston and Dallas, and Metro United Bank operates 6 branches in Los Angeles, San Francisco and San Diego. As of December 31, 2013, MetroCorp had total assets of $1.62 billion, total loans of $1.22 billion, total deposits of $1.34 billion and total equity of $179.2 million.

The final consideration paid in the acquisition of MetroCorp was $268.0 million, comprised of 5.6 million shares of East West Bancorp common stock and $89.3 million in cash. Under the terms of the merger agreement, announced September 18, 2013, MetroCorp shareholders are receiving two thirds of the merger consideration in East West Bancorp stock and one third in cash. This translates to 0.2985 shares of East West Bancorp stock and $4.78 in cash per MetroCorp shareholder, subject to cash in lieu of fractional shares.

“We are pleased to welcome the customers and employees of MetroCorp to the East West family and are excited about the growth opportunities our expanded presence in Texas will provide us,” said Dominic Ng, Chairman and Chief Executive Officer of East West.  “We look forward to offering our full range of products and services to our new customers and we anticipate the seamless integration of MetroCorp with East West.”

George M. Lee, who had served as Co-Chairman, President and Chief Executive Officer of MetroCorp will now serve in a Senior Advisor role at East West. Lee stated, “We are excited to be part of East West. We believe that the in-depth knowledge we have of the Texas market combined with the strength and scale East West offers will be beneficial to MetroCorp’s employees, customers and shareholders.”

About East West

East West Bancorp is a publicly owned company with over $26 billion in assets and is traded on the Nasdaq Global Select Market under the symbol “EWBC”. The Company’s wholly owned subsidiary, East West Bank, is one of the largest independent banks headquartered in California. East West is a premier bank focused exclusively on the United States and Greater China markets and operates over 130 locations worldwide, including in the United States markets of California, Georgia, Nevada, New York, Massachusetts, Texas and Washington. In Greater China, East West’s presence includes a full service branch in Hong Kong and representative offices in Beijing, Shenzhen and Taipei. Through a wholly-owned subsidiary bank, East West’s presence in Greater China also includes full service branches in Shanghai and Shantou and a representative office in Guangzhou. For more information on East West Bancorp, visit the Company’s website at www.eastwestbank.com.

Forward-Looking Statements

This press release contains certain forward-looking information about East West following the merger that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical fact are forward-looking statements.  In some cases, you can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning.  You should carefully read forward-looking statements, including statements that contain these words, because they discuss the future expectations or state other “forward-looking” information about East West.  Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of East West.  Forward-looking statements speak only as of the date they are made and we assume no duty to update such statements.   In addition to factors previously disclosed in reports filed by East West and MetroCorp with the SEC, risks and uncertainties for each institution and the combined institution include, but are not limited to: the challenges of integrating and retaining key employees, the possibility that any of the anticipated benefits of the merger will not be realized or will not be realized within the expected time period; and the risk that integration of MetroCorp’s operations with those of East West will be materially delayed or will be more costly or difficult than expected.